EXHIBIT 10vii

              AGREEMENT AS CONSULTANT AND DIRECTOR



          This agreement dated the 15th day of November, 1995 specifies the terms and conditions of engagement of Robert L.
Katz and Associates (hereinafter "Consultant") by HON INDUSTRIES,
Inc. (hereinafter "Client").


1. Client hereby agrees to engage Consultant for a period of one year, commencing November 15, 1995. During that period
Consultant agrees to be personally available to Client for consulting services for up to 30 working days.


2. Client agrees to pay Consultant the sum of $5,000.00 per month, payable on the last day of each month, without regard to the specific number of days Consultant actually serves Client during that month. Client also agrees to pay Consultant's travel expenses and other reasonable out-of-pocket costs incurred on Client's behalf. Such expenses will be billed monthly by Consultant. All payments shall be made to: Robert L. Katz and Associates, 155 Mapache Drive, Portola Valley, CA 94028. First payment will be made on November 30, 1995.


3. Consultant agrees to be available to Client on reasonable request and to limit his practice so as to assure such availability. Consultant also agrees not to accept employment with any firm reasonably deemed by Client to be competitive with it.


4. Mr. Katz agrees to serve as a Director of Client (as well as any of its subsidiaries, if and when requested), at the same compensation as other outside board members, so long as he receives the same indemnifications as provided by Client to other directors and to submit his resignation whenever this agreement is canceled or otherwise terminates.


5. This agreement is subject to cancellation by either party on ninety (90) days' written notice in which case Client shall be responsible for fees through the end of the month in which
cancellation is effective.   If not canceled previous to ninety
(90) days before expiration, it shall be automatically renewed for an additional year.


6. Consultant shall have access to Company proprietary information and shall keep such information confidential and shall not disclose such information to third parties without the Company's prior written approval.


7. In the event that Consultant's consulting services to Client during the year exceed the anticipated days covered by this agreement, Client agrees to compensate Consultant for such additional services at the rate of $2500 per day.



AGREED:______________________

DATE:   November 16, 1995

CLIENT: HON INDUSTRIES Inc.

   /s/ Stanley M. Howe
---------------------------
By Stanley M. Howe



CONSULTANT: Robert L. Katz and Associates

   /s/ Robert L. Katz
---------------------------
By Robert L. Katz